                                                                    EXHIBIT 99.2

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of First Health Group Corp.
Downers Grove, Illinois

     We have audited the accompanying consolidated balance sheets of First Health Group Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, of comprehensive income, of cash flows and of stockholders' equity, for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Health Group Corp. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards
(SFAS) No. 142, "Goodwill and Other Intangible Assets."


/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 8, 2004

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                2002            2003
                                                              ---------    ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                        AMOUNTS)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $  20,852       $   8,047
  Short-term investments....................................      1,304           1,973
  Accounts receivable, less allowances for doubtful accounts
    of $14,782 and $21,073, respectively....................     69,981         102,895
  Deferred taxes............................................     35,255          26,790
  Other current assets......................................     16,183          37,318
                                                              ---------       ---------
  Total current assets......................................    143,575         177,023
                                                              ---------       ---------
Long-term investments:
  Marketable securities.....................................     67,880          62,994
  Other.....................................................     62,676          66,715
                                                              ---------       ---------
  Total long-term investments...............................    130,556         129,709
                                                              ---------       ---------
Property and equipment:
  Land, building and improvements...........................     97,826         103,088
  Computer equipment and software...........................    222,796         281,495
  Office furniture and equipment............................     34,518          37,910
                                                              ---------       ---------
                                                                355,140         422,493
  Less accumulated depreciation and amortization............   (149,637)       (186,603)
                                                              ---------       ---------
  Total property and equipment, net.........................    205,503         235,890
                                                              ---------       ---------
Goodwill....................................................    279,447         324,335
Intangible assets, less accumulated amortization of $4,541
  and $9,250, respectively..................................     54,086          82,615
Reinsurance recoverable.....................................     26,185          24,331
Other assets................................................      4,009           3,508
                                                              ---------       ---------
                                                              $ 843,361       $ 977,411
                                                              =========       =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  50,841       $  73,261
  Accrued expenses..........................................     53,535          47,778
  Claims reserves...........................................     14,235          23,797
  Income taxes payable......................................     23,765           8,066
                                                              ---------       ---------
  Total current liabilities.................................    142,376         152,902
                                                              ---------       ---------
Long-term debt..............................................    120,000         270,000
Claims reserves.............................................     26,185          24,331
Deferred taxes..............................................    114,692         126,474
Other noncurrent liabilities................................     25,962          25,226
                                                              ---------       ---------
  Total liabilities.........................................    429,215         598,933
                                                              ---------       ---------
Commitments and contingencies...............................         --              --
Stockholders' equity:
  Preferred stock, par value $1.00; authorized 1,000,000
    shares; none issued.....................................         --              --
  Common stock, par value $.01; authorized 155,000,000
    shares; issued and outstanding 134,491,000 and
    136,475,000 shares, respectively........................      1,344           1,365
  Additional paid-in capital................................    304,663         335,548
  Retained earnings.........................................    518,960         671,981
  Accumulated other comprehensive income....................        764          (1,726)
  Treasury stock, at cost; 35,815,000 and 45,403,000 shares,
    respectively............................................   (411,585)       (628,690)
                                                              ---------       ---------
  Total stockholders' equity................................    414,146         378,478
                                                              ---------       ---------
                                                              $ 843,361       $ 977,411
                                                              =========       =========

                See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEARS ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                2001          2002          2003
                                                             ----------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Revenues...................................................   $593,108      $759,966      $890,926
                                                              --------      --------      --------
Operating expenses:
  Cost of services.........................................    261,985       336,094       401,335
  Selling and marketing....................................     58,416        77,878        92,977
  General and administrative...............................     39,598        55,057        66,104
  Health care benefits.....................................     13,293        15,455        21,462
  Depreciation and amortization............................     46,527        56,077        63,033
                                                              --------      --------      --------
Total operating expenses...................................    419,819       540,561       644,911
                                                              --------      --------      --------
Income from operations.....................................    173,289       219,405       246,015
                                                              --------      --------      --------
Nonoperating expenses (income):
  Interest income..........................................     (6,844)       (6,698)       (5,928)
  Interest expense.........................................      7,152         5,454         5,586
                                                              --------      --------      --------
Income before income taxes.................................    172,981       220,649       246,357
Income taxes...............................................    (70,061)      (87,711)      (93,623)
                                                              --------      --------      --------
Net income.................................................   $102,920      $132,938      $152,734
                                                              ========      ========      ========
Weighted average shares outstanding -- basic...............     98,333       100,697        94,883
                                                              ========      ========      ========
Net income per common share -- basic.......................   $   1.05      $   1.32      $   1.61
                                                              ========      ========      ========
Weighted average shares outstanding -- diluted.............    103,055       104,258        97,199
                                                              ========      ========      ========
Net income per common share -- diluted.....................   $   1.00      $   1.28      $   1.57
                                                              ========      ========      ========

                See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2001        2002        2003
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Net income.................................................  $102,920    $132,938    $152,734
Other comprehensive income, before tax:
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising during
       period..............................................     3,125         989      (1,882)
     Less: reclassification adjustment for gains (losses)
       included in net income..............................      (479)        (35)      1,529
     Unrealized losses on limited partnership
       derivatives.........................................        --          --      (3,460)
                                                             --------    --------    --------
Other comprehensive income (loss), before tax..............     2,646         954      (3,813)
Income tax benefit (expense) related to items of other
  comprehensive income.....................................      (976)       (351)      1,323
                                                             --------    --------    --------
Other comprehensive income (loss)..........................     1,670         603      (2,490)
                                                             --------    --------    --------
Comprehensive income.......................................  $104,590    $133,541    $150,244
                                                             ========    ========    ========

                See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2001         2002         2003
                                                              ---------    ---------    ---------
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ 102,920    $ 132,938    $ 152,734
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Change in provision for uncollectible accounts
      receivable............................................       (487)       3,455         (144)
    Depreciation and amortization...........................     46,527       56,077       63,033
    Provision for deferred income taxes.....................     26,858       10,448       27,677
    Tax benefits from stock options exercised...............     16,634       16,521        8,920
    Income from limited partnership.........................     (2,851)      (3,096)      (3,031)
    Other, net..............................................      1,262          299          362
  Changes in assets and liabilities (net of effects of
    acquired businesses):
    Accounts receivable.....................................    (10,764)      13,495      (21,688)
    Other current assets....................................    (10,401)       4,920      (20,999)
    Reinsurance recoverable.................................      2,075          (45)       1,854
    Accounts payable and accrued expenses...................    (16,337)      13,833        8,047
    Claims reserves.........................................     (2,780)       1,972        7,708
    Income taxes payable....................................         --       23,698      (16,299)
    Noncurrent assets and liabilities.......................     (1,308)       3,016        1,270
                                                              ---------    ---------    ---------
  Net cash provided by operating activities.................    151,348      277,531      209,444
                                                              ---------    ---------    ---------
Cash flows from investing activities:
  Acquisition of businesses, net of cash acquired...........   (198,645)     (42,959)     (91,981)
  Purchases of investments..................................    (50,233)     (80,269)     (50,418)
  Sales or maturities of investments........................     35,985       75,923       49,872
  Assets held for sale......................................      9,000          923           --
  Purchases of property and equipment.......................    (63,654)     (71,583)     (84,801)
                                                              ---------    ---------    ---------
  Net cash used in investing activities.....................   (267,547)    (117,965)    (177,328)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    215,000      240,000      317,000
  Principal payments of long-term debt......................   (145,000)    (317,500)    (167,000)
  Purchase of treasury stock................................         --     (109,322)    (216,605)
  Stock option loans to employees...........................     (1,739)      (2,272)          --
  Stock option loan repayments..............................      1,594        3,761          287
  Proceeds from issuance of common stock....................     36,807       32,243       21,397
  Proceeds from sales of put options on common stock........         --          375           --
                                                              ---------    ---------    ---------
  Net cash provided by (used in) financing activities.......    106,662     (152,715)     (44,921)
                                                              ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents........     (9,537)       6,851      (12,805)
Cash and cash equivalents, beginning of period..............     23,538       14,001       20,852
                                                              ---------    ---------    ---------
Cash and cash equivalents, end of period....................  $  14,001    $  20,852    $   8,047
                                                              =========    =========    =========
Supplemental cash flow data:
Acquisition of businesses:
  Fair value of assets acquired, net of cash acquired.......  $  41,893    $  10,686    $  16,335
  Goodwill..................................................    166,865       28,042       46,388
  Intangible assets.........................................     43,814       14,813       33,238
  Fair value of liabilities assumed.........................    (53,927)      (7,513)      (3,980)
  Future payments on acquisition............................         --       (3,069)          --
                                                              ---------    ---------    ---------
  Net cash paid.............................................  $ 198,645    $  42,959    $  91,981
                                                              =========    =========    =========
Stock options exercised in exchange for common stock........  $      --    $      66    $     500
Health care benefits paid...................................    (15,369)     (14,748)     (20,905)
Interest paid...............................................     (7,713)      (5,087)      (4,925)
Interest income received....................................      4,571        3,587        3,088
Income taxes paid, net......................................    (38,493)     (29,461)     (73,283)

                See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          ACCUMULATED
                               COMMON STOCK     ADDITIONAL                   OTHER         TREASURY STOCK
                             ----------------    PAID-IN     RETAINED    COMPREHENSIVE   ------------------
                             SHARES    AMOUNT    CAPITAL     EARNINGS    INCOME (LOSS)   SHARES    AMOUNT
                             -------   ------   ----------   ---------   -------------   ------   ---------
                                                             (IN THOUSANDS)
Balance, January 1, 2001...   79,501   $ 795     $252,092    $ 534,428      $(1,509)     31,298   $(604,393)
  2-for-1 stock split
    effective June 25,
    2001...................   48,203     482      (50,008)    (252,670)          --          --     302,196
  Issuance of common stock
    through stock option
    and purchase plans.....    3,616      36       36,771           --           --          --          --
  Tax benefit related to
    stock options
    exercised..............       --      --       16,634           --           --          --          --
  Change in unrealized
    holding gain on
    marketable securities,
    net of tax.............       --      --           --           --        1,670          --          --
  Loans granted to
    employees to exercise
    stock options..........       --      --           --       (1,739)          --          --          --
  Repayment of employee
    stock option loans.....       --      --           --        1,594           --          --          --
  Net income...............       --      --           --      102,920           --          --          --
                             -------   ------    --------    ---------      -------      ------   ---------
Balance, December 31,
  2001.....................  131,320   $1,313    $255,489    $ 384,533      $   161      31,298   $(302,197)
  Issuance of common stock
    through stock option
    and purchase plans.....    3,171      31       32,278           --           --          --          --
  Purchase of treasury
    stock..................       --      --           --           --           --       4,517    (109,388)
  Tax benefit related to
    stock options
    exercised..............       --      --       16,521           --           --          --          --
  Change in unrealized
    holding gain on
    marketable securities,
    net of tax.............       --      --           --           --          603          --          --
  Sale of put options on
    common stock...........       --      --          375           --           --          --          --
  Loans granted to
    employees to exercise
    stock options..........       --      --           --       (2,272)          --          --          --
  Repayment of employee
    stock option loans.....       --      --           --        3,761           --          --          --
  Net Income...............       --      --           --      132,938           --          --          --
                             -------   ------    --------    ---------      -------      ------   ---------
Balance, December 31,
  2002.....................  134,491   $1,344    $304,663    $ 518,960      $   764      35,815   $(411,585)
  Issuance of common stock
    through stock option
    and purchase plans.....    1,984      21       21,876           --           --          --          --
  Purchase of treasury
    stock..................       --      --           --           --           --       9,588    (217,105)
  Tax benefit related to
    stock options
    exercised..............       --      --        8,920           --           --          --          --
  Change in unrealized loss
    on limited partnership
    derivatives............       --      --           --           --       (2,243)         --          --
  Change in unrealized
    holding gain on
    marketable securities,
    net of tax.............       --      --           --           --         (247)         --          --
  Compensation expense for
    option grants, net of
    tax....................       --      --           89           --           --          --          --
  Repayment of employee
    stock option loans.....       --      --           --          287           --          --          --
  Net income...............       --      --           --      152,734           --          --          --
                             -------   ------    --------    ---------      -------      ------   ---------
Balance, December 31,
  2003.....................  136,475   $1,365    $335,548    $ 671,981      $(1,726)     45,403   $(628,690)
                             =======   ======    ========    =========      =======      ======   =========

                See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Company: First Health Group Corp. ("the Company") is a full-service national health benefits services company. The Company specializes in providing large payors with integrated managed care solutions. The Company is a unique national managed care company serving the group health, workers' compensation and state agency markets.

     Principles of consolidation: The financial statements include the accounts of the Company and its wholly owned subsidiaries. Material intercompany balances and transactions have been eliminated.

     Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents and investments: Cash and cash equivalents are defined as all highly liquid investments with original maturities of three months or less at date of purchase.

     Investments with maturities between three months and 12 months, equity investments and other investments needed for current cash requirements are classified as short-term investments. All remaining investments are classified as long-term. Investments, which are classified as available-for-sale securities, are reported at fair value. The fair value of marketable securities is estimated based on quoted market prices, when available. If a quoted price is not available, fair value is estimated using quoted market prices for similar financial instruments. The difference between amortized cost and fair value is recorded as an adjustment to accumulated other comprehensive income, net of applicable deferred taxes. Realized gains and losses from sales of investments are based upon the specific identification method.

     Property and equipment: Property and equipment are stated at cost. Expenditures for the maintenance and repair of property and equipment are charged to expense as incurred. Expenditures for major replacement or betterment are capitalized.

     In accordance with AICPA Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," certain internal payroll and payroll-related costs are capitalized during the application development stage of a project and depreciated over the computer software's useful life. The Company capitalized approximately $10.2 million of such internal costs during 2003, $8.1 million of such costs during 2002 and $5.3 million of such costs during 2001 that would have otherwise been expensed. In accordance with SOP 98-1, the Company also capitalizes external consulting costs related to software development. The total of the internal and external costs are considered work-in-progress until the software is put into use. Computer equipment and software includes approximately $21.3 million of work-in-progress as of December 31, 2003 related to internally developed software programs. There were approximately $16.6 million of such work-in-progress amounts as of December 31, 2002. The Company recorded amortization expense related to developed software in the amount of $23.0 million, $21.8 million and $13.5 million in 2003, 2002 and 2001, respectively.

     Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. These lives range from 5 years to 31.5 years for buildings and improvements, 1.5 years to 5 years for computer equipment and software and 3 years to 5 years for office furniture and equipment. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease.

     Long-lived assets: The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are deployed.

     Fair value of financial instruments: The carrying amounts for cash and cash equivalents, accounts receivable and accounts payable are reasonable estimates of their fair value. The fair value of marketable securities and investments is discussed in Note 4 to the consolidated financial statements. The carrying value of long-term debt is a reasonable estimate of its fair value as amounts are borrowed at current market rates.

     Revenue recognition: The Company's proprietary, national PPO network, The First Health(R) Network, includes hospitals, physicians and other health care providers that offer services at prenegotiated rates to health care payors. PPO services are provided at varying fee structures to our clients based on specific contractual arrangements. PPO revenues are earned based on either a percentage of savings in medical costs achieved by our clients when their covered participants utilize our national network of health care providers or on a per-employee, per-month basis (capitated basis). Percentage of savings revenue is determined using the difference between charges billed by contracted medical providers and the contracted reimbursement rates for the services billed. Contracted rates are specified in our contracts and are maintained in the Company's claims repricing systems. The Company recognizes revenue, on a contractual basis per client, as a portion of savings achieved (the difference between provider billings and provider reimbursement).

     Revenue for claims administrative services is recognized based on a contractual per-member, per-month rate using client-provided enrollment data. This rate is based on a number of factors including the number of participants, length of contract, products selected and services purchased. Revenue for fee schedule services is recognized on a per-transaction basis. Revenue for clinical management services is recognized either on a capitated basis or on a time and material basis.

     In a limited number of cases, contracts include performance guarantees. Performance guarantees are client specific and are of two basic types: administrative guarantees and financial guarantees. Administrative guarantees relate to an obligation to meet certain claims administration metrics agreed to by the client and First Health such as telephonic response time for member calls and claim payment turnaround. If these contractual metrics are not met, there are certain penalties that apply. Penalties paid by the Company for failure to meet certain performance guarantees were less than $50,000 in each of the years between 2001 and 2003. Financial guarantees take various forms including, among others, achieving an annual aggregate savings threshold, achieving a targeted level of savings per-member, per-month or achieving overall network penetration in defined demographic markets. Only 25 client contracts include performance guarantees. Negative revenue adjustments related to performance guarantees are recorded in the quarter they are known. Positive revenue adjustments related to performance guarantees are recorded in the quarter they are billed to the client. Performance guarantees are structured and measured annually. Guarantees in subsequent years can be recalculated to protect the Company from unforeseen changes in the various parameters used in calculating performance guarantees.

     Other adjustments to PPO revenues are recorded related to member eligibility and other client resubmission of repricing information. Adjustments to revenue are recorded on a client-specific and aggregated basis based on empirical adjustment data. In addition, an allowance for doubtful accounts is recorded based on an evaluation of client-specific financial risks and aging of receivables.

     Total accounts receivable reserves were $57.6 million, $56.0 million and $32.5 million as of December 31, 2003, 2002 and 2001, respectively, and are netted against the gross accounts receivable balance in the consolidated balance sheets.

     Insurance operations: Claims Reserves -- Claims reserves include traditional life insurance, such as whole life insurance, term life insurance, stop-loss insurance and accident and health insurance, as well as universal life insurance policies and annuity contracts that do not have significant mortality or morbidity risk. A substantial portion of life insurance reserves represents business ceded to National Farmers Union Life Insurance Company ("National Farmers"). Stop-loss reserves and accident and health reserves are established based on medical claims payment history adjusted for specific benefit plan elements (such as deductibles) and expected savings generated by utilization of the First Health(R) Network.

     Reinsurance Recoverable -- Reinsurance recoverable represents the amount due from other insurance companies as a result of the cession of a portion of the Company's insurance risk to such companies. Reinsurance recoverable is divided between current amounts ($1.4 million and $14.5 million as of December 31, 2002 and 2003, respectively) and noncurrent amounts ($26.2 million and $24.3 million as of December 31, 2002 and 2003, respectively). The current portion has increased significantly as the Company has entered into several new ceding arrangements in its small group insurance business. The current amounts are included in the "Other current assets" line on the consolidated balance sheets. The noncurrent portion is all due from National Farmers in a prior business arrangement.

     Net income per common share: Net income per common share-basic is based on the weighted average number of common shares outstanding during the period. Net income per common share-diluted is based on the weighted average number of common shares and common share equivalents outstanding during the period. In calculating earnings per share, earnings are the same for the basic and diluted calculations. Weighted average shares outstanding increased for diluted earnings per share by 4,722,000, 3,561,000 and 2,316,000 for 2001, 2002 and 2003,
respectively, due to the effect of stock options. Diluted net income per share was lower than basic by $0.05 for 2001 and by $0.04 for 2002 and 2003 as a result of the increased weighted average shares outstanding due to the effect of stock options.

     All historical common share data have been adjusted for a 2-for-1 stock split in the form of a 100% stock distribution paid on June 25, 2001, to stockholders of record on June 4, 2001. Treasury shares were not split. However, an adjustment was made to the stockholders' equity section of the Consolidated Balance Sheet to split the cost of treasury stock (in effect, a cancellation of treasury shares by reducing paid-in-capital and retained earnings).

     New Accounting Pronouncements: In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which the Company adopted effective January 1, 2002. SFAS 142 specifies that goodwill and certain intangible assets will not be amortized but rather are subject to periodic impairment testing. Consequently, goodwill acquired in business combinations completed before July 1, 2001, was amortized through December 31, 2001. Goodwill acquired in business combinations subsequent to July 1, 2001 has not been amortized.

     The following table reflects the effect of SFAS 142 on net income and earnings per share as if SFAS 142 had been in effect for all periods presented:

                                                             YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                        2001           2002           2003
                                                     -----------    -----------    -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income.........................................   $102,920       $132,938       $152,734
Add back goodwill amortization.....................      4,986             --             --
                                                      --------       --------       --------
Adjusted net income................................   $107,906       $132,938       $152,734
                                                      ========       ========       ========
Basic net income per share:
  Reported net income per share....................   $   1.05       $   1.32       $   1.61
  Goodwill amortization............................        .05             --             --
                                                      --------       --------       --------
  Adjusted net income per share....................   $   1.10       $   1.32       $   1.61
                                                      ========       ========       ========
Diluted net income per share:
  Reported net income per share....................   $   1.00       $   1.28       $   1.57
  Goodwill amortization............................        .05             --             --
                                                      --------       --------       --------
  Adjusted net income per share....................   $   1.05       $   1.28       $   1.57
                                                      ========       ========       ========

     Effective January 1, 2003, the Company adopted SFAS No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, or other exit or disposal activity. The adoption of SFAS 146 had no impact on the Company's financial position, results of operations or cash flows.

     Effective January 1, 2003, the Company adopted SFAS No. 148 ("SFAS 148"), "Accounting for Stock Based Compensation -- Transition and Disclosure," which amends SFAS No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation." The Company accounts for its stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees." No stock-based employee compensation cost is reflected in net income as all options granted under those plans had an exercise price at least equal to the market value of the stock at date of grant. As permitted by SFAS 123, and amended by SFAS 148, the Company follows the disclosure requirements only of SFAS 123 and SFAS 148. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123.

                                                        2001           2002           2003
                                                     -----------    -----------    -----------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Income:........................................   $102,920       $132,938       $152,734
Add:   Stock-based employee compensation expense
       included in reported net income net of
       related tax effects.........................         --             --             89
Deduct: Total stock-based employee compensation
        expense determined under fair value based
        method for all awards net of related tax
        effects....................................     (9,815)       (15,173)       (12,717)
                                                      --------       --------       --------
Pro forma net income...............................   $ 93,105       $117,765       $140,106
                                                      ========       ========       ========
Earnings per share-basic
  As reported......................................   $   1.05       $   1.32       $   1.61
  Pro forma........................................   $    .95       $   1.17       $   1.48
Earnings per share-diluted
  As reported......................................   $   1.00       $   1.28       $   1.57
  Pro forma........................................   $    .91       $   1.13       $   1.44

     Effective July 1, 2003, the Company adopted SFAS No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150 had no impact on the Company's financial position, results of operations or cash flows.

2.  ACQUISITIONS:

     On August 16, 2001, the Company completed the acquisition of all of the outstanding shares of capital stock of CCN Managed Care, Inc. ("CCN") and Preferred Works, Inc. ("PW" and together with CCN, the "CCN Companies") from HCA-The Healthcare Company and VH Holdings, Inc. (collectively, the "Sellers") for a purchase price of $195 million in cash, plus a working capital adjustment that increased the purchase price to approximately $198 million. The acquisition was accounted for by the purchase method of accounting. The integration of the CCN operations was substantially completed by December 31, 2003. The allocation of the purchase price to the fair value of assets acquired and liabilities assumed was as follows:

                                                                (DOLLARS IN THOUSANDS)
                                                                ----------------------
Purchase price..............................................           $195,000
Working capital adjustment..................................              3,514
Transaction costs...........................................              2,000
                                                                       --------
Total purchase price........................................           $200,514
                                                                       ========
Purchase price has been allocated as follows:
Fair value of tangible assets acquired......................           $ 33,471
Assets held for sale........................................              9,965
Goodwill....................................................            161,697
Intangible assets...........................................             43,814
Liabilities assumed.........................................            (22,275)
Liability for restructuring and integration costs...........            (26,158)
                                                                       --------
                                                                       $200,514
                                                                       ========

     The following unaudited pro forma information reflects the results of the Company's operations as if the acquisition had occurred at the beginning of 2001 adjusted for (i) the effect of recurring charges related to the acquisition, primarily the amortization of intangible assets over estimated useful lives of 15 or 20 years, as appropriate, and the recording of interest expense on borrowings to finance the acquisition; (ii) the reduction of depreciation expense due to the write-down to fair value of fixed assets, the elimination of amortization expense related to the CCN Companies' preexisting goodwill at the date of acquisition and the elimination of compensation and benefit expenses for certain executives of the CCN Companies who were terminated at or immediately subsequent to the acquisition and were not replaced, and (iii) the removal of revenues and related cost of services and expenses for acquired businesses that were held for sale.

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                           2001
                                                              -------------------------------
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                           DATA)
Pro forma:
  Revenue.................................................               $655,455
  Net income..............................................                103,564
  Net income per common share -- basic....................                   1.05
  Net income per common share -- diluted..................                   1.00

     These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place at the beginning of 2001, nor do they purport to represent results of future operations of the merged companies.

     On May 1, 2002, the Company completed the acquisition of HealthCare Value Management ("HCVM") for an initial purchase price of $24 million. The Company paid an additional $6.5 million in 2003 for contractual obligations based on financial performance measures that HCVM has met. HCVM is a New England-based PPO company, headquartered in suburban Boston. The acquisition was accounted for by the purchase method of accounting and was financed from borrowings under the Company's credit facility. The integration of the HCVM operations was substantially completed by December 31, 2002. The results of operations and assets acquired are immaterial to the consolidated financial statements of the Company. Consequently, no pro forma financial results are included herein.

     Purchase price has been allocated as follows:

Fair value of tangible assets acquired......................    $   161
Goodwill....................................................     23,568
Intangible assets...........................................      5,658
Liabilities assumed.........................................       (239)
Liability for restructuring and integration costs...........       (100)
                                                                -------
                                                                $29,048
                                                                =======

     On July 1, 2002, the Company acquired the stock of Claims Administration Corporation ("CAC") for a purchase price of approximately $18 million. Included in this transaction was the transfer of approximately 1,000 CAC employees and related assets that support the Mail Handlers Benefit Plan (the "Plan"). The acquisition relates to long-term contracts that the Company was awarded in April 2002 to provide its comprehensive health plan services to the Plan. The acquisition was accounted for by the purchase method of accounting and was financed with borrowings under the Company's credit facility. The results of operations and assets acquired are immaterial to the consolidated financial statements of the Company. Consequently, no pro forma financial results are included herein.

     Purchase price has been allocated as follows:

Fair value of tangible assets acquired......................    $ 9,111
Goodwill....................................................      4,507
Intangible assets...........................................      9,155
Liabilities assumed.........................................     (5,024)
Liability for restructuring and integration costs...........       (185)
                                                                -------
                                                                $17,564
                                                                =======

     On October 31, 2003, the Company completed the acquisition of all of the outstanding shares of capital stock of Health Net Employer Services, Inc. ("Health Net") from Health Net, Inc. for approximately $79 million. The purchase also includes Health Net Plus Managed Care Services, Inc. and Health Net CompAmerica, Inc. Health Net Employer Services, Inc. is a workers' compensation managed care company based in Irvine, California. The acquisition was accounted for by the purchase method of accounting and was financed with borrowings under the Company's credit facility. The results of operations and assets acquired are immaterial to the consolidated financial statements of the Company. Consequently, no pro forma financial results are included herein.

     Purchase price has been allocated, on a preliminary basis, as follows:

Fair value of tangible assets acquired......................    $17,070
Goodwill....................................................     43,524
Intangible assets...........................................     29,512
Liabilities assumed.........................................     (7,968)
Liability for restructuring and integration costs...........     (2,950)
                                                                -------
                                                                $79,188
                                                                =======

     On October 31, 2003, the Company completed the acquisition of PPO Oklahoma for a purchase price of $10 million, subject to certain purchase price considerations. PPO Oklahoma operates almost exclusively in the state of Oklahoma. The acquisition was accounted for by the purchase method of accounting and was financed with borrowings under the Company's credit facility. The results of operations and assets acquired are immaterial to the consolidated financial statements of the Company. Consequently, no pro forma financial results are included herein.

     Purchase price has been allocated, on a preliminary basis, as follows:

Fair value of tangible assets acquired......................    $   622
Goodwill....................................................      6,499
Intangible assets...........................................      3,726
Liabilities assumed.........................................       (172)
Liability for restructuring and integration costs...........       (350)
                                                                -------
                                                                $10,325
                                                                =======

3.  ACQUIRED INTANGIBLE ASSETS

     The following table summarizes the intangible asset amounts as of December 31, 2002 and 2003:

                                        AS OF DECEMBER 31, 2002     AS OF DECEMBER 31, 2003
                                        ------------------------    ------------------------
                                         GROSS                       GROSS
                                        CARRYING    ACCUMULATED     CARRYING    ACCUMULATED
                                         AMOUNT     AMORTIZATION     AMOUNT     AMORTIZATION
                                        --------    ------------    --------    ------------
                                                           (IN THOUSANDS)
Amortized intangible assets
  Customer contracts and
     relationships....................  $48,700        $4,140       $78,161        $8,289
  Provider contracts..................    9,927           401        13,704           961
                                        -------        ------       -------        ------
  Total...............................  $58,627        $4,541       $91,865        $9,250
                                        =======        ======       =======        ======

     Customer contracts and relationships represent added value to the Company's business for existing long-term contracts and long-term business relationships. Provider contracts represent additions to The First Health(R) Network that the Company has acquired. The aggregate amortization expense recorded in 2002 and 2003 was $3.6 million and $4.7 million, respectively. The estimated amortization expense for each of the years ending December 31, 2004 through 2007 is $7.3 million. The estimated amortization expense for the year ending December 31, 2008 is $6.6 million.

     The changes in the carrying amount of goodwill for the years ended December 31, are as follows:

                                                                2002        2003
                                                              --------    --------
                                                                 (IN THOUSANDS)
Balance, January 1..........................................  $255,855    $279,447
Goodwill acquired during year...............................    28,042      50,023
Other changes...............................................    (4,450)     (5,135)
                                                              --------    --------
Balance, December 31........................................  $279,447    $324,335
                                                              ========    ========

     The goodwill acquired during 2003 represents $43.5 million acquired in the Health Net acquisition and $6.5 million acquired in the PPO Oklahoma acquisition. The other goodwill adjustments represent a reduction of $5.2 million in tax and other liabilities related to the CCN acquisition and a $1.9 million reduction related to the finalization of the allocation of the purchase price related to the CAC and HCVM acquisitions partially offset by $2.0 million in financial performance payments made related to the HCVM acquisition. In accordance with the provisions of SFAS 142, the Company completed an annual goodwill impairment test during the third quarter of 2003. There was no impairment in goodwill amounts as a result of the annual impairment test.

4.  MARKETABLE SECURITIES AND INVESTMENTS:

     Information related to the Company's marketable securities and investments at December 31 is as follows:

                                                 2002                          2003
                                      ---------------------------   ---------------------------
                                      AMORTIZED COST   FAIR VALUE   AMORTIZED COST   FAIR VALUE
                                      --------------   ----------   --------------   ----------
                                                           (IN THOUSANDS)
United States Government
  securities........................     $20,875        $21,725        $17,985        $18,387
State and municipal securities......       6,616          6,858          1,516          1,541
Foreign government securities.......         625            531            389            394
Corporate securities................      29,120         30,589         29,291         30,487
Mortgage and asset-backed
  securities........................       5,146          5,201         14,003         14,049
                                         -------        -------        -------        -------
Total debt securities...............      62,382         64,904         63,184         64,858
Equity securities...................       4,769          4,280            100            109
                                         -------        -------        -------        -------
Total...............................     $67,151        $69,184        $63,284        $64,967
                                         =======                       =======
Less -- classified as current.......                      1,304                         1,973
                                                        -------                       -------
Classified as long-term.............                    $67,880                       $62,994
                                                        =======                       =======

     Gross unrealized gains and (losses) were $2,863,000 and $(830,000), respectively, at December 31, 2002, and $1,945,000 and $(263,000) respectively, at December 31, 2003.

     Contractual maturities of marketable debt securities at December 31 are as follows:

                                                 2002                          2003
                                      ---------------------------   ---------------------------
                                      AMORTIZED COST   FAIR VALUE   AMORTIZED COST   FAIR VALUE
                                      --------------   ----------   --------------   ----------
                                                           (IN THOUSANDS)
Due in one year or less.............     $ 1,310        $ 1,304        $ 1,848        $ 1,864
Due after one year through five
  years.............................      33,385         34,689         24,767         25,662
Due after five years through ten
  years.............................       7,689          8,150          7,003          7,343
Due after ten years.................      19,998         20,761         29,566         29,989
                                         -------        -------        -------        -------
Total debt securities...............     $62,382        $64,904        $63,184        $64,858
                                         =======        =======        =======        =======

     Gross realized gains and (losses) on sales or maturities of marketable securities were $672,000 and $(1,071,000), respectively, for the year ended December 31, 2001; $1,045,000 and $(643,000) respectively, for the year ended December 31, 2002, and $2,207,000 and $(580,000) respectively, for the year ended December 31, 2003.

     The following table shows the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

                               LESS THAN 12 MONTHS   12 MONTHS OR MORE           TOTAL
                               -------------------   ------------------   -------------------
                                FAIR    UNREALIZED   FAIR    UNREALIZED    FAIR    UNREALIZED
                               VALUE      LOSSES     VALUE     LOSSES     VALUE      LOSSES
                               ------   ----------   -----   ----------   ------   ----------
                                                       (IN THOUSANDS)
United States Government
  securities.................  $1,468      $ 34      $241       $ 9       $1,709      $ 43
Foreign government
  securities.................      84         6        --        --           84         6
Corporate securities.........   4,397       107       341         2        4,738       109
Mortgage and asset-backed
  securities.................   3,099       101       186         4        3,285       105
                               ------      ----      ----       ---       ------      ----
  Total......................  $9,048      $248      $768       $15       $9,816      $263
                               ======      ====      ====       ===       ======      ====

     The Company continually monitors the market values of its marketable securities to determine if any unrealized holding loss should be classified as other than a temporary impairment. Securities that have been in a continuous unrealized loss position for more than 12 months are generally written down to their fair value. All of the securities that represent the $263,000 in unrealized losses as of December 31, 2003 are considered to have immaterial and temporary declines in market value due to fluctuations in interest rates. These securities are all high-grade bonds spread over a variety of investment vehicles.

     Included in other long-term investments at December 31, 2001, 2002 and 2003 is an investment in a limited liability company ("LLC") which invests in equipment that is leased to third parties. The investment is accounted for on the equity method. The total investment in this LLC was $54.0 million at December 31, 2002 and $59.0 million at December 31, 2003, including $6.7 million invested during 2003. The Company's proportionate share of the partnership's income was $2.9 million in 2001, $3.1 million in 2002 and $3.0 million in 2003, and is included in interest income. This LLC recorded an unrealized loss on interest rates swaps in 2003, of which the Company recorded its equity portion of $2.2 million, net of $1.3 million in related taxes. The Company recorded this unrealized loss in its Consolidated Statement of Comprehensive Income for the year ended December 31, 2003 and as part of its accumulated comprehensive income on its Consolidated Balance Sheet as of December 31, 2003. A member of the Company's Board of Directors is associated with a group that owns approximately 90% of this partnership. The Company has between a 20% and 33% interest in each individual tranche of the partnership.

5.  REINSURANCE:

     On October 1, 1996, in anticipation of being acquired by the Company, First Health Life and Health Insurance Company, formerly known as Loyalty Life Insurance Company ("Loyalty"), entered into a reinsurance agreement whereby it ceded 100% of its life insurance and annuity contracts in force ("pre-acquisition business") to a former affiliate, National Farmers. Under the terms of the reinsurance agreement, all premiums and deposits received by Loyalty that relate to pre-acquisition business are transferred to National Farmers. Additionally, the cash and investments transferred by Loyalty to National Farmers, which support ceded insurance liabilities, are held in escrow for the benefit of Loyalty's policyholders. Premiums and policy benefits, which are not material in amount, are ceded to National Farmers and shown net of such cessions in the consolidated statements of operations. Loyalty has received approvals from the insurance regulators to transfer the pre-acquisition business. As the policyholders of each state agree to the legal replacement of Loyalty by National Farmers, Loyalty will be released from future liability for its pre-acquisition business, and that will result in the removal of such policy liabilities from the Company's consolidated balance sheets. These liabilities are included in long-term claims reserves on the Company's consolidated balance sheets.

     The Company also assumes and cedes reinsurance with other insurance companies in the normal course of business. Reinsurance is ceded primarily to limit losses from large exposures and to permit recovery of a portion of direct losses. The Company continues to have primary liability as the direct insurer for all ceded risks. In 2003, the Company entered into a reinsurance agreement with New England Financial ("NEF") whereby the Company ceded 80% of the premiums and related policy benefits (to a highly-rated carrier) on a new block of small group, multi-sited business. The NEF agreement substantially increased the recoverable amount at December 31, 2003. Reinsurance is assumed to increase the Company's revenues and to provide additional diversification of its insured risks. The effects of reinsurance on premiums and contract charges earned are as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                        ------------------------------
                                                         2001       2002        2003
                                                        -------    -------    --------
                                                                (IN THOUSANDS)
Life and health premiums and contract charges:
Direct................................................  $18,620    $20,799    $ 23,259
Assumed...............................................      944        589      26,485
Ceded.................................................   (4,892)    (5,847)    (28,184)
                                                        -------    -------    --------
Net...................................................  $14,672    $15,541    $ 21,560
                                                        =======    =======    ========

     The recoverable amounts at December 31, 2003 include $34.1 million estimated by the Company with respect to ceded unpaid losses (including claims incurred but not reported), which are not billable until the losses are paid. Estimating amounts of reinsurance recoverable is impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, the amount ultimately recoverable may vary from amounts currently recorded.

6.  CLAIMS RESERVES:

     The Company establishes claims reserves on reported and unreported medical claims pertaining to insured losses. These reserve estimates are based on known facts and circumstances including historical trends and claims payment history adjusted for specific benefit plan elements (such as deductibles) and expected savings generated by utilization of the First Health(R) Network. The Company classifies claims reserves as either short or long-term based on whether a claim is expected to be settled within the next 12 months. The short-term reserves are composed primarily of either stop-loss or small group accident and health reserves. The long-term reserves represent the pre-acquisition business discussed in Note 5 to the consolidated financial statements. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments, which may be material, are reflected in current operations.

     The following table summarizes claims reserve activity for the years ending December 31:

                                                               2002       2003
                                                              -------    -------
                                                                (IN THOUSANDS)
Balance, beginning of year..................................  $38,448    $40,420
Less reinsurance recoverables...............................  (25,701)   (26,966)
                                                              -------    -------
Net balance, beginning of year..............................   12,747     13,454
                                                              -------    -------
Incurred losses and adjustments related to:
  Current year..............................................   16,996     22,879
  Prior years...............................................   (1,541)    (1,417)
                                                              -------    -------
  Total incurred............................................   15,455     21,462
                                                              -------    -------
Losses and adjustments paid related to:
  Current year..............................................    8,769     13,672
  Prior years...............................................    5,979      7,233
                                                              -------    -------
  Total paid................................................   14,748     20,905
                                                              -------    -------
Net balance, end of year....................................   13,454     14,011
Plus reinsurance recoverables...............................   26,966     34,117
                                                              -------    -------
Balance, end of year........................................  $40,420    $48,128
                                                              =======    =======

     Management believes that the claims reserves as of December 31, 2003 are appropriate and adequate to cover the ultimate cost of reported and unreported claims.

7.  ACCRUED EXPENSES:

     Accrued expenses at December 31, 2002 include approximately $11. 4 million for merger-related restructuring expenses; $22.6 million for accrued salaries, wages and benefits; and $6.0 million for insurance accruals. Accrued expenses at December 31, 2003 include approximately $5.1 million for merger-related restructuring expenses; $27.0 million for accrued salaries, wages and benefits; and $5.3 million for insurance accruals.

8.  LONG-TERM OBLIGATIONS:

     The Company has a $400 million revolving credit facility. As of December 31, 2002 and 2003, $120 million and $270 million, respectively, was outstanding under the facility. The credit facility has a five-year term and provides for interest at a Euro-dollar rate (which approximates LIBOR) plus a variable margin that fluctuates based on the Company's debt rating. The facility also has a corresponding fee calculated at a variable rate of the available facility balance depending on the debt rating of the Company. As of December 31, 2002 and 2003, the effective marginal interest rate was approximately 3.5% and 2% per annum, respectively. No principal payments are due on this facility until its maturity.

     The agreement contains provisions that require the Company to maintain a specified level of net worth and comply with various financial ratios and includes, among other provisions, restrictions on investments, dividend payments, acquisitions and incurrence of additional indebtedness. At December 31, 2003, $471 million was available for dividend distributions under these provisions. The Company was in compliance with all provisions as of December 31, 2003.

9.  INCOME TAXES:

     Components of the provision for income taxes are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2001       2002       2003
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Current provision:
  Federal.............................................  $33,216    $62,497    $60,525
  State...............................................    9,987     14,766      5,421
                                                        -------    -------    -------
                                                         43,203     77,263     65,946
                                                        -------    -------    -------
Deferred provision:
  Federal.............................................   24,974     10,569     25,134
  State...............................................    1,884       (121)     2,543
                                                        -------    -------    -------
                                                         26,858     10,448     27,677
                                                        -------    -------    -------
Provision for income taxes............................  $70,061    $87,711    $93,623
                                                        =======    =======    =======

     Deferred tax assets and (liabilities) comprise the following, as of December 31:

                                                                2002         2003
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Current assets:
  Revenue adjustments.......................................  $  16,214    $  13,213
  Allowance for doubtful accounts...........................      5,807        5,554
  Vacation accrual..........................................      5,006        5,811
  Purchase accounting reserves..............................      4,743           --
  Other, net................................................      3,485        2,212
                                                              ---------    ---------
Total current assets........................................     35,255       26,790
                                                              ---------    ---------
Noncurrent assets (liabilities):
  Tax benefit of limited partnership investment.............    (67,580)     (76,478)
  Internally developed software.............................    (25,001)     (30,609)
  Intangible assets.........................................    (17,816)     (18,759)
  Revenue adjustments.......................................      2,360        1,900
  Purchase accounting reserves..............................     (4,707)       1,940
  Depreciation..............................................     (1,746)      (6,501)
  Unrealized loss on limited partnership derivatives........         --        1,217
  Market value adjustment...................................       (703)        (597)
  Other, net................................................        501        1,413
                                                              ---------    ---------
Total noncurrent liabilities................................   (114,692)    (126,474)
                                                              ---------    ---------
Net deferred tax liabilities................................  $ (79,437)   $ (99,684)
                                                              =========    =========

     Income tax benefits associated with the exercise of stock options were $16,634,000 in 2001, $16,521,000 in 2002 and $8,920,000 in 2003. Such amounts are credited to additional paid-in-capital.

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2001       2002       2003
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Provision for income taxes at federal statutory
  rate................................................  $60,545    $77,227    $86,225
State taxes, net of federal benefit...................    7,548     10,267      6,823
Expenses not deductible for income tax purposes.......    2,127        311        629
Nontaxable interest income and dividends..............     (159)       (94)       (54)
                                                        -------    -------    -------
Provision for income taxes............................  $70,061    $87,711    $93,263
                                                        =======    =======    =======

10.  EMPLOYMENT AGREEMENTS:

     The Company has employment agreements that expire between 2004 and 2008 with certain officers and key employees. The agreements provide for, among other things, annual base salaries aggregating $2.8 million plus additional incentive compensation. The Company recorded incentive compensation to certain key officers and employees in the aggregate amount of $3,150,000, $4,100,000 and $3,250,000 in 2001, 2002 and 2003, respectively.

11.  STOCKHOLDERS' EQUITY:

     Employee Stock Purchase Plan: The Company maintains an Employee Stock Purchase Plan that allows employees of the Company and its subsidiaries to purchase shares of common stock on the last day of two six-month purchase periods (i.e., February 28 or 29 and August 31 of each year) at a purchase price that is 85% of the closing sale price of the shares as quoted on the NASDAQ national market on the first or last day of such purchase period, whichever is lower. A maximum of 4.0 million shares has been authorized for issuance under the plan. As of December 31, 2003, 3.5 million shares had been issued pursuant to the plan with approximately 0.2 million shares issued during each of years from 2001 to 2003.

     Stock options: The Company maintains an Employee Stock Option Plan that provides for the granting of options to employees and consultants of the Company and its subsidiaries to purchase common stock at a price not less than 100% of fair market value at date of grant. These grants have contractual lives that range from 5 to 10 years.

     The Company also maintains a Stock Option Plan that provides for the granting of options to purchase common stock at or above fair market value at date of grant to nonemployee members of its Board of Directors. These grants have a 10-year contractual life. The Company has also granted options to certain of its employees and members of its Board of Directors under individual option agreements, which expire between 2006 and 2008.

     The Company had extended loans to various members of management to enable them to exercise options to purchase shares of Company common stock. Each loan was secured by the common stock purchased and the Company had full recourse in the event of default. There were $0.3 million of such loans outstanding at December 31, 2002. No such loans are outstanding at December 31, 2003. Such loans were classified as an offset to stockholders' equity. The Company no longer grants these loans to executive officers.

     The following table summarizes changes in common stock under option plans.

                                                 YEARS ENDED DECEMBER 31,
                        ---------------------------------------------------------------------------
                                 2001                      2002                      2003
                        -----------------------   -----------------------   -----------------------
                                      WTD. AVG.                 WTD. AVG.                 WTD. AVG.
                                      EXERCISE                  EXERCISE                  EXERCISE
                        # OF SHARES     PRICE     # OF SHARES     PRICE     # OF SHARES     PRICE
                        -----------   ---------   -----------   ---------   -----------   ---------
                                              (NUMBER OF SHARES IN THOUSANDS)
Outstanding at
  beginning of the
  year................    13,294       $10.34       13,378       $14.83       11,429       $17.38
Granted...............     3,705        26.40        1,243        26.64        1,165        26.60
Exercised.............    (3,457)        9.97       (3,008)        9.66       (1,789)       10.00
Canceled/expired......      (164)       14.13         (184)       20.34         (275)       24.19
                          ------       ------       ------       ------       ------       ------
Outstanding at end of
  the year............    13,378        14.83       11,429        17.38       10,530        19.48
                          ======       ======       ======       ======       ======       ======
Exercisable at
  December 31.........     5,331       $12.40        6,655       $14.73        6,829       $17.27
Available for grant...     4,429                     3,369                     3,978
                          ======                    ======                    ======

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

                                       OPTIONS OUTSTANDING
                         -----------------------------------------------      OPTIONS EXERCISABLE
                                   WTD. AVG. REMAINING                      ------------------------
                          # OF      CONTRACTUAL LIFE        WTD. AVG.        # OF       WTD. AVG.
RANGE OF EXERCISE PRICE  SHARES         IN YEARS          EXERCISE PRICE    SHARES    EXERCISE PRICE
-----------------------  ------    -------------------    --------------    ------    --------------
                                               (NUMBER OF SHARES IN THOUSANDS)
$ 1.00 to $10.00......   1,942            2.25                $ 7.84        1,332         $ 7.84
$10.01 to $20.00......   2,725            4.04                $12.83        2,723         $12.83
$20.01 to $30.00......   5,863            5.18                $26.42        2,774         $26.15

     The weighted average fair values at date of grant for options granted during 2001, 2002 and 2003 were $12.20, $11.69 and $9.05, respectively, and were estimated using the Black-Scholes option pricing model with the following assumptions:

                                                              YEARS ENDED DECEMBER 31,
                                                             --------------------------
                                                              2001      2002      2003
                                                             ------    ------    ------
Risk-free interest rate....................................    4.16%     3.35%     2.59%
Dividend yield.............................................      --        --        --
Expected volatility........................................   47.37%    45.62%    40.29%
Expected life in years.....................................  1 to 7    1 to 7    1 to 7

     Treasury Stock: In 2002, the Company's Board of Directors approved the repurchase of up to 10 million shares of the Company's outstanding common stock. In 2003, the Board approved a new authorization to repurchase up to an additional 5 million shares of common stock. Purchases may be made from time to time depending on market conditions and other relevant factors. The Company had approximately 6.1 million shares available for repurchase under these repurchase authorizations as of December 31, 2003.

     The Company did not repurchase any common stock shares during 2001. During 2002, the Company repurchased 4.5 million shares of its outstanding common stock in the open market for a total cost of $109.3 million. During 2003, the Company repurchased 9.6 million shares of its outstanding common stock in the open market for a total cost of $216.6 million. The repurchased stock was recorded as treasury stock, at cost, and is available for general corporate purposes. In connection with the exercise of options to purchase 8,000 shares of common stock during 2002, a certain employee paid the exercise price by delivering to the Company approximately 2,000 shares of previously acquired stock. In connection with the exercise of options to purchase 94,000 shares of common stock during 2003, a certain employee paid the exercise price by delivering to the Company approximately 20,000 shares of previously acquired stock.

     Employee Benefit Plan: The Company maintains a Savings and Investment Plan that allows eligible employees to allocate up to 15% of their salary, through payroll deductions, among various mutual funds. The Company matches 85% of the employee's contribution, up to 6% of his or her salary. The cost of this plan (net of forfeitures) was $4.2 million in 2001, $5.3 million in 2002 and $7.1 million in 2003.

12.  COMMITMENTS AND CONTINGENCIES:

     The Company and its subsidiaries are subject to various claims arising in the ordinary course of business and are parties to various legal proceedings that constitute litigation incidental to the business of the Company and its subsidiaries. The Company does not believe that the outcome of such matters will have a material effect on the Company's financial position or results of operations.

     The Company's largest client (Mail Handlers Benefit Plan) generated revenue of approximately $236 million in 2003, or 27% of total revenues. This amount is net of a reserve established by the Company for various issues associated with the potential disallowance of certain expenses charged to the Plan. In addition, the provisions of the contract with the Plan's sponsor, the National Postal Mail Handlers Union, require that the Company fund any deficits in the Plan after the Plan's reserves have been fully utilized. As of December 31, 2003, the Plan has approximately $346 million in reserves to cover Plan expenses, which may exceed the premiums charged and collected from the Plan participants by the Plan sponsor. Management believes that these reserves are adequate to cover any Plan deficits as of December 31, 2003. There are no known Plan deficits as of December 31, 2003.

     Financial Interpretation No. 45, "Guarantees, Including Indirect Guarantees of Indebtedness to Others," requires the Company to disclose certain guarantees, including contractual indemnifications, it has assumed. The Company generally declines to provide indemnification to its customers. In limited circumstances, to secure long-term customer contracts at favorable rates, the Company may negotiate risk allocation through mutual indemnification provisions that, in the Company's judgment, appropriately allocate risk relative to the value of the customer. Management believes that any liability under these indemnification provisions would not be material.

     Leases: The Company leases office facilities under leases through 2010. At December 31, 2003, future minimum annual rental commitments, gross of $1.4 million in future income under noncancelable contractual sublease agreements, were as follows:

YEARS ENDING DECEMBER 31,                                           AMOUNT
-------------------------                                       --------------
                                                                     (IN
                                                                  THOUSANDS)
2004........................................................       $14,591
2005........................................................        12,364
2006........................................................         8,778
2007........................................................         7,505
2008........................................................         5,658
Thereafter..................................................         7,071
                                                                   -------
Total.......................................................       $55,967
                                                                   =======

     Total rent expense, recognized under the straight-line method, was $9.9 million in 2001, $13.3 million in 2002 and $13.9 million in 2003.

     Agreement with EDS: The Company has an agreement (the "EDS Agreement") with Electronic Data Systems Corporation ("EDS"), primarily for the purpose of developing and jointly marketing medical and administrative cost management services to workers' compensation payors. The initial term of the EDS Agreement was scheduled to end on January 1, 2005, and has been extended to at least 2010. EDS provides data processing, electronic claims transmission and marketing support services to the Company. Fees paid by the Company to EDS for its medical cost management services are based upon a per-bill charge plus percentage of savings method.

13.  MAJOR CUSTOMERS:

     During 2001, 2002 and 2003, the Company had one customer (Mail Handlers Benefit Plan) that accounted for 13%, 21% and 27%, respectively, of revenues.

14.  DERIVATIVE FINANCIAL INSTRUMENTS:

     The use of derivatives by the Company has not been material, although they have been used from time to time to reduce interest rate risks, potentially increase the return on invested funds and manage the cost of common stock repurchase programs. Investments in derivative financial instruments are approved by the Board of Directors of the Company. The Company invests in an LLC that uses interest rate swaps to reduce interest rate risk. The Company recorded its equity portion of the unrealized loss on these derivatives in 2003, in the amount of $2.2 million, net of $1.3 million in related taxes, in its Consolidated Statement of Comprehensive Income. The Company has no other derivatives as of December 31, 2003.

15.  SEGMENT INFORMATION:

     The Company operates in two segments: Commercial and Public Sector. In the Commercial segment, the Company often bundles its products and services to offer a comprehensive health benefits solution to the customer centered around the First Health(R) Network. In the Public Sector segment, the Company offers products and services more specialized to the needs of the individual customer as public sector health programs move toward more efficient utilization of health services. The Company has one executive management team who reviews and approves all strategic and resource allocations for each of the two segments. Discreet financial information is available for each of the two segments and is reviewed regularly by the chief operating decision maker.

     The Company calculates income from operations and net income for each segment consistent with the accounting policies for the consolidated financial statements. Interest expense for the Company's credit facility is charged solely to the Commercial segment. The Commercial segment also includes the Company's treasury, legal, tax and other similar corporate functions. Income taxes are computed using the consolidated income tax rate of the Company.

     Summarized segment financial information for the years ended December 31 is as follows:

                                                       2001        2002        2003
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Commercial
  Group Health revenue.............................  $346,374    $466,187    $550,735
  Workers' Compensation revenue....................   130,726     161,324     168,110
                                                     --------    --------    --------
  Total revenues...................................  $477,100    $627,511    $718,845
                                                     --------    --------    --------
  Depreciation and amortization....................  $ 37,958    $ 47,959    $ 53,392
  Interest expense.................................     7,138       5,417       5,560
  Interest income..................................     6,844       6,698       5,928
  Income taxes.....................................    69,919      86,921      89,915
  Net income.......................................   102,712     131,741     146,683
  Goodwill.........................................   201,704     225,296     270,184
  Equity method investments........................    53,054      61,937      66,715
  Capital expenditures.............................    50,613      64,346      70,986
                                                     --------    --------    --------
  Total assets.....................................  $756,641    $807,897    $940,620
Public Sector
  Revenues.........................................  $116,008    $132,455    $172,081
  Depreciation and amortization....................     8,569       8,118       9,641
  Interest expense.................................        14          37          26
  Income taxes.....................................       142         790       3,708
  Net income.......................................       208       1,197       6,051
  Goodwill.........................................    54,151      54,151      54,151
  Capital expenditures.............................    13,041       7,237      13,815
                                                     --------    --------    --------
  Total assets.....................................  $ 24,093    $ 35,464    $ 36,791
Consolidated
  Group Health revenue.............................  $346,374    $466,187    $550,735
  Workers' Compensation revenue....................   130,726     161,324     168,110
  Public Sector revenue............................   116,008     132,455     172,081
                                                     --------    --------    --------
  Total revenues...................................  $593,108    $759,966    $890,926
                                                     --------    --------    --------
  Depreciation and amortization....................  $ 46,527    $ 56,077    $ 63,033
  Interest expense.................................     7,152       5,454       5,586
  Interest income..................................     6,844       6,698       5,928
  Income taxes.....................................    70,061      87,711      93,623
  Net income.......................................   102,920     132,938     152,734
  Goodwill.........................................   255,855     279,447     324,335
  Equity method investments........................    53,054      61,937      66,715
  Capital expenditures.............................    63,654      71,583      84,801
                                                     --------    --------    --------
  Total assets.....................................  $780,734    $843,361    $977,411

16.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following is a summary of unaudited results of operations (in thousands except per share data) for the years ended December 31, 2002 and 2003.

                                                 YEAR ENDED DECEMBER 31, 2002
                              ------------------------------------------------------------------
                              FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
                              -------------    --------------    -------------    --------------
Revenue.....................    $169,361          $175,923         $204,928          $209,754
Net income..................    $ 31,014          $ 32,484         $ 33,743          $ 35,697
Net income per common
  share -- basic............    $    .31          $    .32         $    .33          $    .36
Weighted average shares
  outstanding -- basic......     100,257           101,217          101,526           100,204
Net income per common
  share -- diluted..........    $    .30          $    .31         $    .32          $    .35
Weighted average shares
  outstanding -- diluted....     104,443           104,735          104,972           103,342

                                                 YEAR ENDED DECEMBER 31, 2003
                              ------------------------------------------------------------------
                              FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
                              -------------    --------------    -------------    --------------
Revenue.....................    $213,753          $218,651         $219,736          $238,786
Net income..................    $ 36,841          $ 37,171         $ 40,656          $ 38,066
Net income per common
  share -- basic............    $    .38          $    .39         $    .43          $    .41
Weighted average shares
  outstanding -- basic......      96,866            95,273           94,680            92,644
Net income per common
  share -- diluted..........    $    .37          $    .38         $    .42          $    .40
Weighted average shares
  outstanding -- diluted....      99,456            97,696           97,051            94,591